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                IAA TRUST TAXABLE FIXED INCOME SERIES FUND, INC.

                     AMENDMENT TO ADMINISTRATION AGREEMENT




       THIS AGREEMENT, dated as of the 27th day of April, 1998 made by and between IAA TRUST TAXABLE FIXED INCOME SERIES FUND, INC. (the "Fund") (formerly known as IAA Trust Money Market Fund, Inc.), a corporation duly organized and existing under the laws of the State of Maryland, operating as a registered investment company under the Investment Company Act of 1940, as amended, and FPS Services, Inc. ("FPS") (formerly known as Fund/Plan Services, Inc.), a corporation duly organized and existing under the laws of the State of Delaware, and First Data Investor Services Group, Inc. ("First Data"), a corporation duly organized and existing under the laws of the Commonwealth of Massachusetts, and a wholly-owned subsidiary of First Data Corporation (collectively, the "Parties").

                                WITNESSETH THAT:

       WHEREAS, FPS and the Fund originally entered into an Administration Agreement dated August 1, 1995, as amended by agreement on July 29, 1996 (the "Agreement"); and

       WHEREAS, FPS has entered into an Asset Purchase Agreement with First Data pursuant to which First Data will acquire substantially all of the assets of FPS (the "Asset Purchase"); and

       WHEREAS, the Parties desire that FPS transfer all of its right, title, interest and obligations under the Agreement to First Data, and that the Fund consent to such assignment in writing; and

       WHEREAS, the Parties further desire to amend the Agreement to extend the term of the Agreement until February 29, 2000;

       NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree:

       1. FPS hereby assigns and transfers all of its right, title, interest and obligations under the Agreement to First Data.

       2. The Fund hereby consents to such assignment from FPS to First Data.

       3. Paragraph 15 of the Agreement is hereby amended by deleting subparagraphs (a) and (b) and inserting the following:
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              (a) The term of this Agreement shall commence on the date
hereinabove first written ("Effective Date") and shall continue until February 29, 2000 and thereafter on a year to year term subject to termination by either Party set forth in (c) below.

              (b) The fee schedule set forth in Schedule "B" attached shall be fixed until February 29, 2000.

       4. All references to Fund/Plan in the Agreement are hereby changed to First Data.

       5. All provisions of the Agreement are incorporated in this Amendment and are hereby modified or supplemented to conform with this Amendment, but in all other respects are to be and shall continue in full force.

       IN WITNESS WHEREOF, the Parties hereto have caused this Agreement, consisting of two type-written pages to be signed by their duly authorized officers as of the day and year first above written.


IAA TRUST TAXABLE FIXED INCOME               FPS SERVICES, INC.
    SERIES FUND, INC.

By: /s/ Ronald R. Warfield                   By: /s/ Kenneth J. Kempf
   -------------------------------              --------------------------------

Attest: /s/ Paul M. Harmon                   Attest: /s/ Janet F. Davis
       ---------------------------                  ----------------------------


FIRST DATA INVESTOR SERVICES GROUP, INC.


By: /s/ Neil Forrest
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Attest: /s/ Chris P. Ritch
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